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                                                                    EXHIBIT 99.1
                             CALL OPTION AGREEMENT


    THIS CALL OPTION AGREEMENT (this "Agreement") is made and entered into as of November 6, 1998, by and between Drummond Company, Inc., an Alabama corporation ("Drummond"), and T. Morris Hackney, an individual ("Hackney").


                                 R E C I T A L S:


    WHEREAS, Hackney currently is the record owner of 5,005,800 shares of common stock of Citation Corporation, a Delaware corporation; and

    WHEREAS, Drummond desires to acquire from Hackney the right and option to purchase certain of the shares of common stock of the Company held by Hackney, and Hackney desires to grant to Drummond such option in consideration of the Option Price (defined below).

    NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants, agreements, undertakings, representations and warranties contained herein, the parties hereto agree as follows:

    1.    Definitions.  For purposes of this Agreement,
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    (a) "BENEFICIAL OWNER" or "BENEFICIAL OWNERSHIP" shall have the meaning set forth in Rule 13d-3(a) promulgated by the Securities and Exchange Commission.

    (b) "CLOSING" shall have the meaning set forth in Section 6(d) hereof.

    (c) "COMPANY" means Citation Corporation, a Delaware corporation.

    (d) "DRUMMOND" means Drummond Company, Inc., an Alabama corporation, or an affiliate to which Drummond may assign its rights hereunder.

    (e) "EXERCISE PRICE" shall have the meaning set forth in Section 6(a).

    (f) "HART-SCOTT-RODINO" shall have the meaning set forth in Section 10(a).

    (g) "INFORMATION" shall have the meaning set forth in Section 10(c).

    (h) "LIENS" shall mean any mortgage, lien, pledge, adverse claim, interest, encumbrance, option, warrant, call, preemptive right, restriction or other agreement or right of a similar nature.

    (i) "NOTICE" shall have the meaning set forth in Section 9(d).
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    (j) "OFFER" shall have the meaning set forth in Section 9(d).

    (k) "OPTION" shall have the meaning set forth in Section 2 hereof.

    (l) "OPTION PRICE" shall have the meaning set forth in Section 3.

    (m) "OPTION TERM" shall mean the period beginning on the date hereof, and ending on March 6, 1999.

    (n) "REMAINING SHARES" shall have the meaning set forth in Section 9(d).

    (o) "SHARES" shall mean 4,000,000 shares of the common stock of the Company, currently owned by Hackney.

    (p) "TRANSFER" shall mean to sell, exchange, give, assign, pledge, devise, bequeath, or otherwise transfer, grant any interest in or encumber in any way.

    2.    Grant of Option.  In consideration of the payment of the Option Price
          ---------------
by Drummond, Hackney does hereby give and grant to Drummond the exclusive right, privilege and option (but not the duty) to purchase all, but not less than all, of the Shares during the Option Term (the "Option").

    3.    Option Price.  Drummond agrees to pay to Hackney, in cash or
          ------------
immediately available funds simultaneously with the execution of this Agreement, the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) as consideration for the Option (the "Option Price"). The Option Price shall be non-refundable, but shall be applied toward the Exercise Price in the event Drummond exercises the Option.

    4.    Exercise of Option.  Drummond may (but is not required to) exercise
          ------------------
its Option by giving written notice of its exercise of the Option to Hackney, in accordance with the provisions of Section 10 hereof, at any time during the Option Term.

    5.    Failure to Exercise Option.  If the Option is not exercised prior to
          --------------------------
the expiration of the Option Term, the Option shall become null and void and of no further force and effect.

    6.    Contract of Sale and Purchase.  Upon exercise of the Option by
          -----------------------------
Drummond, this Agreement shall become a contract of sale and purchase whereby Hackney agrees to sell, transfer and convey to Drummond and Drummond agrees to purchase from Hackney the Shares, for the following purchase price and on the following terms and conditions:

    (a) Purchase Price.  The total purchase price to be paid by Drummond to
        --------------
Hackney for the Shares if the Option shall have been exercised (the "Exercise Price") shall be an amount equal to Eighty Million and No/100 Dollars ($80,000,000.00), representing a price per share of $20.00.

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    (b) Payment of Purchase Price.  The Exercise Price (less the amount of the
        -------------------------
Option Price) shall be paid by Drummond to Hackney in cash or other immediately available funds at the Closing.

    (c) Title.  At the Closing, Hackney shall deliver to Drummond good and
        -----
marketable title to the Shares, free and clear of any Liens or other restrictions, except for applicable restrictions on transfer under federal and state securities laws.

    (d) Closing.  The closing shall take place at a mutually agreeable time and
        -------
location in Birmingham, Alabama (the "Closing"), provided that the Closing shall take place on or prior to the later of (i) thirty (30) days following the exercise of the Option and (ii) five (5) business days following the satisfaction, termination or waiver of all conditions to such Closing, including but not limited to, the termination or expiration of the waiting periods under Hart-Scott-Rodino. At Closing, Hackney shall deliver to Drummond one or more stock certificates representing the Shares, together with duly executed stock powers, and take such other actions and deliver such other documents as are necessary to transfer title to the Shares to Drummond.

    7.    General Restrictions on Transfer of Common Stock.  During the Option
          ------------------------------------------------
Term, Hackney agrees that he will not Transfer all or any portion of the Shares except in accordance with the terms of this Agreement. Any Transfer or attempted Transfer of any Shares by Hackney which is not in accordance with the terms of this Agreement shall be null and void, ab initio, shall not be reflected on the Company's books, and may be enjoined by a court of competent jurisdiction by Drummond. Hackney agrees that if he breaches the restrictions on Transfers in this Agreement, he shall indemnify and hold Drummond harmless from and against any claims, losses, damages, expenses, costs, demands, suits, actions or other liabilities (including without limitation attorneys' fees and court costs) caused by, resulting from, or arising out of or in any way connected with the breach of this Agreement.

    8.    Representations, Warranties and Agreements.
          ------------------------------------------

    (a)   By Hackney.  Hackney hereby represents and warrants to Drummond as
          ----------
follows:
          (i) Hackney is the record and beneficial owner of all of the Shares;

          (ii) Hackney has full power, right and authority to make and enter into this Agreement and to sell, assign, transfer and deliver the Shares to Drummond;

          (iii) Hackney has good and valid title to the Shares, free and clear of all Liens;

          (iv) upon the consummation of the transactions provided for in this Agreement in accordance with the terms hereof, Drummond shall acquire good and marketable title to the Shares, free and clear of all Liens;

          (v) this Agreement constitutes the valid and binding obligation of Hackney;

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           (vi)  Except as provided in this Agreement, Hackney is not required by any provision of federal, state, or local law to take any further action or to seek any governmental approval of any nature prior to the sale by him of the Shares;

          (vii) There are no outstanding or existing provisions of the Company's Certificate of Incorporation or Bylaws that would prevent, limit, or condition the sale and transfer of the Shares to Drummond or the exercise by Drummond of its rights as a stockholder of the Company;

         (viii) Assuming the representations and warranties of Drummond are true and correct and will be true and correct as of the Closing, there are no provisions of any contract, indenture, or other instrument to which Hackney is a party or to which the Shares are subject which would prevent limit, or condition the sale and transfer of the Shares to Drummond; and

           (ix) The representation and warranties of Hackney in this Agreement are true, complete, and correct, and no such representation or warranty contains any untrue statement of material fact or omits to state any material fact necessary to make the statements made not misleading.

    (b) By Drummond.  Drummond hereby represents and warrants to Hackney as
        -----------
follows:

            (i) Drummond is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama;

           (ii) Drummond has all requisite power and authority to execute and deliver this Agreement and to perform the provisions hereof;

          (iii) this Agreement has been approved by all requisite action on its part, and constitutes the valid and binding obligation of Drummond;

           (iv) upon exercise of the Option, Drummond will acquire the Shares for its own account for investment purposes only and not with a view toward, or for resale in connection with, any distribution or Transfer to any other person or entity;

            (v) Drummond acknowledges its understanding that (i) the Shares have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and must therefore be held indefinitely unless subsequently registered under such laws or unless, in the opinion of counsel satisfactory to the Company, a transfer may be effected without registration thereunder; (ii) the Company may, upon transfer of the Shares to Drummond, instruct its transfer agent to place a restrictive legend on the


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                 certificates evidencing the Shares; (iii) the Shares are not subject to any registration rights or similar rights or obligations, and the Company is not required to effect any registration statement relating to all or any part of the Shares; and (iv) the certificates evidencing the Shares currently bear a restrictive legend and, accordingly, the Company may rely upon the representations and warranties of Drummond set forth herein in authorizing the transfer of the Shares from Hackney to Drummond.

           (vi) Drummond will not have, as a result of the execution of this Agreement, and will not acquire, through the exercise of the Option or otherwise as of the Closing, beneficial ownership of 30% or more of the outstanding shares of common stock of the Company, if any such acquisition would constitute an event of default under the Company's existing bank credit facility; and

          (vii) The representations and warranties of Drummond in this Agreement are true, complete and correct, and no such representation or warranty contains any untrue statement of material fact or omits to state any material fact necessary to make the statements not misleading.

    9.    Additional Covenants and Conditions.
          -----------------------------------

          (a) Hart-Scott-Rodino.  As promptly as practicable, but no later than
              -----------------
fifteen (15) days following the exercise of the Option, Drummond and Hackney shall complete any filing that may be required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("Hart-Scott-Rodino") (each an "HSR Filing"), or shall mutually agree that no such filing is required.
Drummond and Hackney shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to comply with, the requirements of Hart-Scott-Rodino. The parties hereto shall use their reasonable best efforts to resolve objections, if any, that may be asserted under Hart-Scott-Rodino in connection with the transactions provided for in this Agreement.

    (b) Publicity.  Hackney and Drummond shall make a joint press release
        ---------
announcing the execution of this Agreement and the transactions contemplated hereby that shall be reviewed by and be acceptable to the Company. No other publicity release or announcement concerning the transactions contemplated hereby shall be issued by either party without the advance written consent of the other party and the Company, except any such release or announcement as may be required by applicable law.

    (c) Reasonable Access; Confidentiality.
        ----------------------------------

        (i) From the date hereof until Closing, Hackney shall use his best efforts to cause the Company and its subsidiaries to give Drummond and its representatives, upon reasonable notice to the Company, full and complete access to the assets, properties, books, records, agreements and employees and advisors of the Company and its subsidiaries (the "Information") and

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               shall use his best efforts to cause the Company and its
               subsidiaries to permit Drummond to make such inspections as it may reasonably require and to furnish Drummond during such period with all such information relating to the Company and its subsidiaries as Drummond may from time to time reasonably request. Drummond's access to and use of any such Information shall be subject to a confidentiality agreement satisfactory to, and other restrictions imposed by, the Company.

          (ii) Drummond agrees to use the Information solely for the purpose of evaluating its proposed investment in the Company. Should Drummond choose not to exercise the Option, Drummond agrees not to use the Information in any manner, and to return all copies of written Information to the Company or Hackney upon Hackney's request.

         (iii) Drummond further agrees to keep all such Information confidential, provided Drummond may disclose the Information to its directors, officers, employees, accountants, attorneys and other advisers who need to know such Information for the purpose of evaluating its proposed investment in the Company (it being understood that all such persons will be advised of the obligation to keep such Information confidential). The foregoing restrictions shall not apply to any Information (a) which is or was generally available to the public from sources other than Drummond or its representatives, (b) is or becomes available to Drummond from a third party which is not known by Drummond to be subject to a confidentiality agreement with Hackney or the Company, (c) is already in the possession of Drummond or developed by Drummond without reference to any Information, or
               (d) which Drummond becomes obligated to disclose by any law, regulation or judicial process.

    (d) Right of First Refusal.  Hackney hereby agrees to grant to Drummond a
        ----------------------
right of first refusal with respect to the Remaining Shares (defined below) on the terms set forth in this Section 9(d); provided, however, that the grant of such right to Drummond, as set forth in this Section 9(d), is subject to the receipt by Hackney of a consent or acknowledgement from the Company's lenders that the granting of such right would not constitute an event of default under the Company's existing bank credit facility. Hackney further agrees to use his best efforts to obtain such consent or acknowledgement as soon as possible following the date hereof, it being understood that the granting of such consent or acknowledgment will be subject to the discretion of the Company's lender.

          (i) If, at any time after the date hereof, Hackney receives a bona fide offer from a third party (the "Offer") for the purchase of all or any portion of the shares of common stock of the Company owned by Hackney other than the Shares (the "Remaining Shares") and Hackney desires to sell the same, Drummond shall have the right and option to purchase such Remaining Shares at the same price and upon the same terms and conditions as are contained in the Offer. If Hackney wishes to

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               sell pursuant to the Offer, Hackney shall give written notice to
               Drummond of his desire to sell (the "Notice"). The Notice shall specify the Remaining Shares which Hackney owns and proposes to sell, the name and address of the proposed buyer, and the price and other terms of the sale contained in the proposed buyer's offer.

          (ii) If Drummond desires to buy the Remaining Shares subject to the Offer, Drummond shall notify Hackney in writing within ten (10) days after the receipt of Notice. If Drummond exercises its option pursuant to Section 9(d), the transaction shall be consummated at a "closing" which shall take place at a mutually agreeable time and place within thirty (30) days after such exercise.

         (iii) If Drummond shall fail or refuse to exercise its option to purchase such Remaining Shares pursuant to Section 9(d) within the ten (10) day period allowed therefor, Hackney shall thereafter be free to dispose of the Remaining Shares upon the terms and conditions set forth in the Notice for a period of thirty (30) days following the expiration of all of the rights of Drummond. If such disposition is not effected by Hackney within thirty (30) days, the Remaining Shares shall remain subject to all terms and provisions of this Section 9(d).

    (e) Additional Conditions to Closing.  In addition to the other conditions
        --------------------------------
set forth herein, the Closing of the transactions contemplated hereby shall be subject to the following conditions: (i) the representations and warranties of the parties hereto shall be true and correct in all material respects on and as of the date hereof and as of the Closing with the same effect as though such representations and warranties had been made or given as of the Closing; (ii) the parties shall have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by them prior to or at the Closing in all material respects; and (iii) no court of competent jurisdiction or governmental agency shall have rendered a judgment or issued an order prohibiting or preventing the transactions provided for herein, it being understood that the mere filing of a claim or lawsuit by a third party shall not affect the obligations of the parties hereunder.

    10.   Notices.  All notices or other communications provided for herein
          -------
shall be validly given, made or served if in writing and delivered personally or sent by certified or registered mail, return receipt requested, postage prepaid or transmitted by facsimile transmission, as set forth below:

          (a)  if to Drummond, addressed to:

               Drummond Company, Inc.
               530 Beacon Parkway West
               Birmingham, Alabama  35209
               Attention: Guy K. Mitchell, Jr.
               Facsimile: (205)917-3160

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               With a copy to:

               William B. Long
               Drummond Company, Inc.
               530 Beacon Parkway West
               Birmingham, Alabama 35209
               Facsimile: (205) 945-6521

          (b)  if to Hackney, addressed to:

               T. Morris Hackney
               Citation Corporation
               2 Office Park Circle
               Suite 204
               Birmingham, Alabama  35233
               Facsimile:  (205) 870-8211

               With a copy to:

               Thomas A. Ritchie
               Ritchie and Rediker
               312 23rd Street North
               Birmingham, Alabama  35203-3878
               Facsimile:  (205) 324-7832

    11. Miscellaneous.
        -------------

    (a) Governing Law.  This Agreement shall be interpreted, construed and
        -------------
enforced according to the laws of the State of Delaware.

    (b) Captions.  The captions or headings in this Agreement are made for
        --------
convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

    (c) Binding Effect.  This Agreement shall be binding upon the parties
        --------------
hereto, their heirs, legal representatives, successors, assigns, and legatees; provided, however, that Drummond agrees not to transfer or assign its rights under this Agreement, except to an affiliated entity, without the prior written consent of Hackney.

    (d) Entire Agreement.  This Agreement contains the entire agreement of the
        ----------------
parties, and may not be revoked, modified or amended in any manner without the prior written consent of the parties hereto.

    (e) Further Acts.  Each party hereby agrees to perform any acts and to
        ------------
execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

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    (f) Counterparts.  This Agreement may be executed in two or more
        ------------
counterparts, each of which shall for all purposes be deemed to be an original, but each of which, when so executed, shall constitute but one and the same instrument.

    IN WITNESS WHEREOF, the undersigned have executed this Agreement or caused this Agreement to be executed on their behalf as of the date and year first above written.


                                    DRUMMOND COMPANY, INC.
                                    an Alabama corporation


                                    By /s/ Guy K. Mitchell, Jr.
                                       _____________________________
                                         GUY K. MITCHELL, JR.
                                         Its President

                                    /s/ T. Morris Hackney
                                    ________________________________
                                    T. MORRIS HACKNEY, an individual

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